Exhibit 99.1

STERIS plc Announces Financial Results for Fiscal 2017 Third Quarter

•    Third quarter revenue growth of 5% as currency continues to be a headwind

•    As reported operating income declines $21 million on goodwill impairment

•    Adjusted operating margin improves 200 basis points

•    Company continues divestment of non-core assets

•    Strong cash generation continues

LEICESTER, U.K. - (February 7, 2017) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2017 third quarter ended December 31, 2016. Fiscal 2017 third quarter revenue increased 5% to $646.8 million compared with $618.7 million in the third quarter of fiscal 2016. Constant currency organic revenue, which excludes acquisitions and divestitures, (see Non-GAAP Financial Measures) growth was 3% for the third quarter of fiscal 2017. Third quarter results for fiscal 2016 included two months of Synergy results.

“We are encouraged to see our strategic initiatives: divest non-core assets, continue tuck-in acquisitions, and integrate Synergy Health, driving a meaningful improvement in operating margins and strong cash generation,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Our third quarter revenues were somewhat lighter than anticipated, in part due to the timing of holiday shutdowns and inventory management by our Customers, which impacted the revenue in our consumable franchises as well as in the Applied Sterilization Technologies segment. As a result of our third quarter performance and increased currency headwinds, we are modifying our outlook for fiscal 2017 to align with our performance to date. Our long-term view remains unchanged as we are committed to driving revenue growth, improving operating profit and maintaining a disciplined approach to capital allocation.”

As reported, net income for the third quarter was a loss of $5.0 million, or $0.06 per diluted share, compared with net income of $20.0 million, or $0.26 per diluted share in the third quarter of fiscal 2016. The net loss includes a charge of $58.4 million for goodwill impairment relative to the linen management business within the Healthcare Specialty Services segment resulting from our annual goodwill impairment assessment.

Adjusted net income (see Non-GAAP Financial Measures) for the third quarter of fiscal 2017 was $84.0 million, or $0.98 per diluted share, compared with adjusted net income for the previous year’s third quarter of $76.2 million or $0.98 per diluted share.

Third Quarter Segment Results

As reported, Healthcare Products revenue grew 2% in the quarter to $323.4 million compared with $316.3 million in the third quarter of fiscal 2016. On a constant currency organic basis Healthcare Products revenue grew 4% in the third quarter of fiscal 2017, driven by mid-single digit growth across capital equipment, consumables and service revenue. Healthcare Products reported substantially improved operating income of $65.2 million compared with $52.2 million in last year’s third quarter. The increase in profitability was primarily due to operational efficiencies, favorable foreign currency exchange rates, the suspension of the Medical Device Excise Tax and acquisitions.

Healthcare Specialty Services revenue in the quarter increased to $133.5 million compared with $129.1 million in the third quarter of fiscal 2016, which reflects 3% revenue growth on both an as reported and constant currency organic basis. Healthcare Specialty Services operating income was $2.2 million compared with $7.4 million in last year’s third quarter, primarily due to declines in the international Linen businesses, including the impact of divestitures, and lower than anticipated results in Instrument Management Services (IMS).

Fiscal 2017 third quarter revenue for Applied Sterilization Technologies increased to $110.4 million compared with $90.2 million in the same period last year, reflecting the addition of Synergy Health and 6% constant currency organic revenue growth. Segment operating income increased to $36.5 million in the third quarter of fiscal 2017 compared with operating income of $26.8 million in the same period last year, due to the increase in volume and cost savings from the combination with Synergy Health.

Life Sciences third quarter revenue as reported declined 5% to $78.3 million compared with $82.7 million in the third quarter of fiscal 2016. On a constant currency organic basis revenue declined 6%. Service revenue increased 8% and consumable revenue grew 4%, offset by a decline in capital equipment revenue of 29%. Despite the decline in volume, Life Sciences operating income was about flat at $23.9 million compared with $24.1 million in the prior year’s third quarter, due to favorable product mix and disciplined management of operating expenses.

Cash Flow

Net cash provided by operations for the first nine months of fiscal 2017 was $289.4 million, compared with $104.6 million in fiscal 2016. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2017 was $182.0 million compared with $22.9 million in the prior year. The increase in free cash flow is primarily due to higher net income and a reduction in acquisition related cash payments.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.28 per share. The dividend is payable March 28, 2017 to shareholders of record at the close of business on February 28, 2017.

Outlook

The Company is revising its revenue outlook to approximately 4% constant currency organic revenue growth for fiscal 2017, and total as reported revenue growth expectations to approximately 17% for fiscal 2017. Reflecting the lower than anticipated third quarter performance and an increase in the effective tax rate for the year, the Company is also revising its outlook for adjusted earnings per diluted share to now be in the range of $3.70 - $3.76 for fiscal 2017. The Company now expects an adjusted effective tax rate of approximately 26% for fiscal 2017, due to an income shift to higher tax rate jurisdictions, primarily in the United States. Included in this outlook is the net impact of acquisitions and divestitures made to date as well as the assumption of $20 million in cost savings related to the Synergy combination.

The Company has based its outlook on three-month forward rates as of December 31, 2016. Free cash flow is now expected to be approximately $260 million for fiscal 2017, as capital spending expectations are somewhat lower than previously anticipated.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today, either over the Internet at www.steris-ir.com or via phone by calling 1-800-568-5428 in the United States and Canada, and 1-402-344-6795 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2016. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results.

References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2016 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations of the “Brexit” or the exit of other member countries from the EU, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the new U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated and (p) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$646,774	$618,688	$1,931,567	$1,548,487
Cost of revenues	389,165	380,506	1,186,060	916,576
Cost of revenues—Restructuring	—	1	—	319

Cost of revenues, net	389,165	380,507	1,186,060	916,895

Gross profit	257,609	238,181	745,507	631,592
Operating expenses:
Selling, general, and administrative	158,760	177,319	474,326	476,613
Goodwill impairment loss	58,356	—	58,356	—
Research and development	14,591	14,334	43,636	42,354
Restructuring expense	18	(194)	220	(976)

Total operating expenses	231,725	191,459	576,538	517,991

Income from operations	25,884	46,722	168,969	113,601
Non-operating expense, net	10,441	17,300	31,658	30,196
Income tax expense	19,790	8,268	52,745	29,689

Net (loss) income	$(4,347)	$21,154	$84,566	$53,716
Net income attributable to noncontrolling interest	649	1,109	744	693

Net (loss) income attributable to shareholders	$(4,996)	$20,045	$83,822	$53,023

Earnings per common share (EPS) data:
Basic	$(0.06)	$0.26	$0.98	$0.81

Diluted	$(0.06)	$0.26	$0.97	$0.80

Cash dividends declared per share outstanding	$0.28	$0.25	$0.81	$0.73
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,074	77,221	85,654	65,629
Diluted number of shares outstanding	85,074	77,712	86,126	66,123

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	December 31,	March 31,
	2016	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$264,857	$248,841
Accounts receivable, net	443,661	471,523
Inventories, net	209,714	192,792
Other current assets	52,109	59,369

Total Current Assets	970,341	972,525
Property, plant, and equipment, net	945,582	1,064,319
Goodwill and intangible assets, net	2,935,941	3,279,942
Other assets	35,082	29,630

Total Assets	$4,886,946	$5,346,416

Liabilities and Equity
Current liabilities:
Accounts payable	$122,469	$139,572
Other current liabilities	227,584	261,034

Total Current Liabilities	350,053	400,606
Long-term debt	1,507,039	1,567,796
Other liabilities	259,744	339,122
Equity	2,770,110	3,038,892

Total Liabilities and Equity	$4,886,946	$5,346,416

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands)	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$323,364	$316,251	$909,459	$869,060
Healthcare Specialty Services	133,485	129,135	434,148	267,942
Life Sciences	78,274	82,702	240,948	210,514
Applied Sterilization Technologies	110,401	90,225	342,575	199,753

Total Reportable Segments	645,524	618,313	1,927,130	1,547,269
Corporate and Other	1,250	375	4,437	1,218

Total Segment Revenues	$646,774	$618,688	$1,931,567	$1,548,487

Segment Operating Income:
Healthcare Products	$65,213	$52,158	$149,965	$121,930
Healthcare Specialty Services	2,211	7,372	7,704	16,364
Life Sciences	23,937	24,115	71,171	58,448
Applied Sterilization Technologies	36,492	26,766	116,856	60,802

Total Reportable Segments	127,853	110,411	345,696	257,544
Corporate and Other	(2,135)	(2,648)	(7,372)	(8,580)

Total Segment Operating Income	$125,718	$107,763	$338,324	$248,964
Less: Adjustments
Goodwill impairment loss	58,356	—	58,356	—
Amortization of inventory and property “step up” to fair value	(139)	4,060	4,357	4,102
Amortization of acquired intangible assets	5,598	15,494	42,908	28,194
Acquisition and integration related charges	7,032	41,726	18,893	77,254
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	1,850	—
Net loss on divestiture of businesses	28,969	—	42,771	—
Settlement of pension obligation	—	(46)	—	26,470
Restructuring charges	18	(193)	220	(657)

Total operating income	$25,884	$46,722	$168,969	$113,601

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended
	December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$84,566	$53,716
Pension settlement expense	—	26,470
Pension contributions	—	(4,641)
Goodwill impairment loss	58,356	—
Non-cash items	212,920	76,408
Changes in operating assets and liabilities	(66,437)	(47,334)

Net cash provided by operating activities	289,405	104,619
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(112,225)	(82,117)
Proceeds from sale of property, plant, equipment and intangibles	4,785	400
Proceeds from the sale of businesses	136,255	—
Purchases of investments	(6,356)	—
Acquisition of businesses, net of cash acquired	(65,322)	(604,682)

Net cash used in investing activities	(42,863)	(686,399)
Financing Activities:
Proceeds from issuance of long-term obligations	—	350,000
Payments on long-term obligations	(15,000)	—
(Payments) proceeds under credit facilities, net	(30,879)	348,670
Acquisition related contingent consideration	(6,352)	—
Deferred financing fees and debt issuance costs	—	(5,094)
Repurchases of shares	(95,188)	(14,069)
Cash dividends paid to shareholders	(69,411)	(43,728)
Stock option and other equity transactions, net	3,221	10,944
Proceeds from issuance of equity to minority shareholders	5,022	488
Excess tax benefit from share-based compensation	—	5,909

Net cash provided by financing activities	(208,587)	653,120
Effect of exchange rate changes on cash and cash equivalents	(21,939)	(7,669)

Increase (decrease) in cash and cash equivalents	16,016	63,671
Cash and cash equivalents at beginning of period	248,841	167,689

Cash and cash equivalents at end of period	$264,857	$231,360

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Nine Months Ended
	December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$289,405	$104,619
Purchases of property, plant, equipment, and intangibles, net	(112,225)	(82,117)
Proceeds from the sale of property, plant, equipment, and intangibles	4,785	400

Free Cash Flow	$181,965	$22,902

Twelve Months Ended
March 31,
2017
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$430,000
Purchases of property, plant, equipment, and intangibles, net	(170,000)

Free Cash Flow	$260,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$323,364	$316,251	$8,838	$(9,791)	$(4,109)	2.2%	2.6%	4.0%
Capital	147,251	139,336	4,132	—	(1,395)	5.7%	2.7%	3.7%
Consumables	96,703	101,747	3,621	(9,791)	(1,945)	-5.0%	1.2%	3.3%
Service	79,410	75,168	1,085	—	(769)	5.6%	4.2%	5.2%
Healthcare Specialty Services	133,485	129,135	23,617	(19,580)	(3,453)	3.4%	0.3%	3.4%
Life Sciences	78,274	82,702	1,760	—	(1,106)	-5.4%	-7.5%	-6.1%
Capital	19,039	26,636	—	—	(370)	-28.5%	-28.5%	-27.1%
Consumables	33,927	32,720	—	—	(422)	3.7%	3.7%	5.0%
Service	25,308	23,346	1,760	—	(314)	8.4%	0.9%	2.2%
Applied Sterilization Technologies	110,401	90,225	18,569	(2,001)	(1,518)	22.4%	4.1%	5.8%
Corporate and Other	1,250	375	—	—	—	233.3%	233.3%	233.3%

Total	$646,774	$618,688	$52,784	$(31,372)	$(10,186)	4.5%	1.1%	2.9%

	Nine months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$909,459	$869,060	$33,423	$(12,490)	$(7,526)	4.6%	2.3%	3.2%
Capital	377,449	371,232	7,737	—	(2,733)	1.7%	-0.4%	0.3%
Consumables	303,193	277,554	23,824	(12,490)	(2,955)	9.2%	5.4%	6.5%
Service	228,817	220,274	1,862	—	(1,838)	3.9%	3.0%	3.9%
Healthcare Specialty Services	434,148	267,942	179,740	(19,580)	(3,475)	62.0%	2.4%	3.8%
Life Sciences	240,948	210,514	22,015	—	(2,547)	14.5%	4.0%	5.2%
Capital	61,197	61,456	—	—	(1,163)	-0.4%	-0.4%	1.5%
Consumables	106,278	85,807	13,069	—	(816)	23.9%	8.6%	9.6%
Service	73,473	63,251	8,946	—	(568)	16.2%	2.0%	2.9%
Applied Sterilization Technologies	342,575	199,753	135,677	(2,001)	(1,592)	71.5%	4.6%	5.4%
Corporate and Other	4,437	1,218	1,220	—	—	264.4%	164.2%	164.1%

Total	$1,931,567	$1,548,487	$372,075	$(34,071)	$(15,140)	24.7%	3.0%	4.0%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

	Three months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net (Loss) income attributable to shareholders*		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$257,609	$238,181	$25,884	$46,722	$(4,996)	$20,045	$(0.06)	$0.26
Adjustments:
Amortization of inventory and property “step up” to fair value	1,443	3,631	(139)	4,060
Amortization of acquired intangible assets	17	—	5,598	15,494
Acquisition and integration related charges	301	1,531	7,032	41,726
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	—
Net loss on divestiture of businesses	—	—	28,969	—
Settlement of pension obligation	—	—	—	(46)
Goodwill impairment loss	—	—	58,356	—
Restructuring charges	—	1	18	(193)
Net impact of adjustments after tax					88,960	56,154
Net EPS impact							1.04	0.72

Adjusted	$259,370	$243,344	$125,718	$107,763	$83,964	$76,199	$0.98	$0.98

	Nine months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$745,507	$631,592	$168,969	$113,601	$83,822	$53,023	$0.97	$0.80
Adjustments:
Amortization of inventory and property “step up” to fair value	5,940	3,631	4,357	4,102
Amortization of acquired intangible assets	—	—	42,908	28,194
Acquisition and integration related charges	1,051	1,531	18,893	77,254
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	1,850	—
Net loss on divestiture of businesses	—	—	42,771	—
Settlement of pension obligation	—	—	—	26,470
Goodwill impairment loss	—	—	58,356	—
Restructuring charges	—	319	220	(657)
Net impact of adjustments after tax					144,991	110,550
Net EPS impact							1.69	1.67

Adjusted	$752,498	$637,073	$338,324	$248,964	$228,813	$163,573	$2.66	$2.47

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2017 Outlook

Twelve months ended
March 31, 2017
(Outlook)**
Net Income per diluted share	$2.39-2.45
Amortization of inventory and property “step up” to fair value	0.05
Amortization and impairment of purchased intangible assets	0.44
Acquisition and integration related charges	0.18
Loss (gain) on fair value adjustment of acquisition related contingent consideration	0.02
Net loss on divestiture of businesses	0.62

Adjusted net income per diluted share	$3.70-3.76

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Third Quarter Fiscal 2017

For the periods ended December 31, 2016 and 2015

	FY 2017	FY 2016	FY 2017	FY 2016
Total Company Revenues	Q3	Q3	YTD	YTD
Capital Equipment	$168,804	$167,815	$447,529	$438,074
Consumables	$133,456	$137,340	$418,697	$373,534
Service	$344,514	$313,533	$1,065,341	$736,879

Total Recurring	477,970	450,873	1,484,038	1,110,413

Total Revenues	$646,774	$618,688	$1,931,567	$1,548,487

United Kingdom Revenues	$52,316	$51,468	$176,124	$73,382
United Kingdom Revenues as a % of Total	8%	8%	9%	5%
United States Revenues	$447,573	$438,250	$1,326,190	$1,193,940
United States Revenues as a % of Total	69%	71%	69%	77%
International Revenues	$146,885	$128,970	$429,253	$281,165
International Revenues as a % of Total	23%	21%	22%	18%

Other Data	Q3	Q3	YTD	YTD
Healthcare Products Backlog	$150,153	$144,644	n/a	n/a
Life Sciences Backlog	47,048	45,370	n/a	n/a

Total Backlog	$197,201	$190,014	n/a	n/a
GAAP Income Tax Rate	128.1%	28.1%	38.4%	35.6%
Adjusted Income Tax Rate	26.6%	21.9%	25.1%	27.7%
Free Cash Flow	$62,567	$(16,680)	$181,965	$22,902

Net Debt	$1,242,182	$1,408,101	n/a	n/a

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.